As filed with the Securities and Exchange Commission on May 18, 2016

File No. 333-204366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT NO. 333-204366

LYNDEN ENERGY CORP.

(Exact name of registrant as specified in its charter)

British Columbia
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Woodloch Forest Dr., Suite 300 The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Lynden Energy Corp. Stock Option Plan

(Full titles of the plans)

Frank A. Lodzinski

President, Chief Executive Officer and Director

1400 Woodloch Forest Dr., Suite 300

The Woodlands, TX 77380

(Name and address of agent for service)

(281) 298-4246

(Telephone number, including area code, for agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Lynden Energy Corp. (the “Company” or “Lynden”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, without par value, issuable by the Company pursuant to the Lynden Energy Stock Option Plan, previously registered by the Company pursuant to the following registration statement:

•	Registration Statement on Form S-8 (Registration No. 333-204366) filed with the Securities and Exchange Commission on May 21, 2015.

On May 18, 2016, pursuant to the Arrangement Agreement dated as of December 16, 2015, as amended (the “Arrangement Agreement”) with Earthstone Energy, Inc. (“Earthstone”) and 1058286 B.C. Ltd., a wholly owned subsidiary of Earthstone (“Earthstone Acquisition”), at the effective time of the arrangement, Earthstone Acquisition acquired all of the outstanding shares of common stock of Lynden, and Lynden and Earthstone Acquisition amalgamated into a single corporate entity with Lynden surviving the amalgamation as a wholly-owned subsidiary of Earthstone.

As a result of the completion of the transactions contemplated by the Arrangement Agreement, Lynden has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of The Woodlands, state of Texas on this 18th day of May, 2016.

LYNDEN ENERGY CORP.

By:	/s/ Frank A. Lodzinski
Frank A. Lodzinski
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 18th day of May, 2016.

Signature	Title

/s/ Frank A. Lodzinski Frank A. Lodzinski	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert J. Anderson Robert J. Anderson	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)